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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

                                 (ZHONGMIN WEI)


        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of August 16, 2000, between EDEN BIOSCIENCE CORPORATION, a Washington corporation (the "Company"), and Zhongmin Wei ("Employee").


                                    RECITALS

        A. Employee has been employed by the Company since June 1, 1996 and is now Vice President of Research.

        B. In order to provide Employee continued incentive to remain in its services, the Company desires to provide Employee with compensation security under the conditions set forth in this Agreement.

        C. The Company and the Employee wish to define their relationship and to ensure continued employment on the terms and conditions of this Agreement.


                                    AGREEMENT

        The Company and Employee hereby agree as follows:

1.      PURPOSE OF AGREEMENT

        The purpose of this Agreement is to define the relationship between the Company, as employer of Employee, and Employee, as an employee of the Company.

2.      EMPLOYMENT

        During the term of this Agreement, Employee shall serve as Vice President of Research of the Company and perform the tasks incident to this position. The Employee shall report to the President and Chief Executive Officer of the Company. Employee's position is full-time and Employee shall devote as much time as may be necessary to perform Employee's duties.

3.      TERM OF EMPLOYMENT

        Subject to prior termination pursuant to Section 11 hereof, the term of this Agreement shall be for three (3) years and shall commence on the date hereof (the "Employment Period").



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4.      COMPENSATION

        4.1    SALARY

        The Company shall pay to Employee, and Employee shall accept from the Company, a base annual salary for Employee's services to be determined by the Board of Directors of the Company in its sole discretion, payable monthly.

        4.2    BONUS

        Employee may be entitled to receive, in addition to the annual base salary referenced above, an annual bonus in an amount to be determined by the Board of Directors of the Company in its sole discretion.

        4.3    STOCK OPTIONS

        Nothing contained in this Agreement shall affect the right of Employee to receive benefits or other shares under any option plan existing or adopted by the Company. The Options will be designated as incentive stock options to the extent permitted under the Plan and applicable law.

5.      REIMBURSEMENT OF BUSINESS-RELATED EXPENSES INCURRED BY EMPLOYEE

        The Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with his employment hereunder, in accordance with the general policy of the Company regarding reimbursement of Employee's expenses or pursuant to an applicable travel policy.

6.      BENEFITS

        Employee shall be entitled to receive such health, dental, personal disability, life insurance and flexible time-off benefits as are provided for other employees of the Company with similar duties and work requirements and as may be authorized and adopted from time to time in the future by the Company. Employee shall be entitled to the number of weeks of paid vacation each year as the Company grants to its senior executives.

7.      NONCOMPETITION

        Employee agrees that during the Employment Period and for a period of eighteen (18) months thereafter, he will not, except in furtherance of his employment



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with the Company, without the prior written consent of the Company, either directly or indirectly operate, control, advise, be engaged by, perform any consulting services for, invest in (other than less than one percent of the outstanding stock in a publicly held corporation which is listed on the NASDAQ national market or traded over-the-counter or on a recognized securities exchange) or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity who or which manufactures products or traits which use organisms or other byproducts or which is developing products or traits, to (i) treat soil or foliar diseases of plants or (ii) enhance growth or insect tolerance of plants (the "Company Products") in competition with the Company in those geographical areas in which the Company conducts or has conducted such business, or intends to conduct business, consistent with the Company's current, written business plans, during Employee's employment, provided, however, nothing herein shall preclude Employee from accepting a position following the Employment Period to teach or conduct research solely for academic purposes at a university or similar institution of higher learning. If employee is released from strict compliance with his non-compete obligations in order to return to an "academic" position, he will be required to forego working on any project that is either funded by or for the benefit of a for-profit company. Employee shall be paid his base annual salary, including reimbursement for company standard health care benefits for Employee and his dependents, during any required noncompetition period up to a maximum of eighteen (18) months, provided he complies with the obligations set forth in Sections 7, 8, 9 and 10 herein.

8.      NONDISCLOSURE

        Employee agrees at all times to hold as secret and confidential (unless disclosure is required by the Company or would be in furtherance of Employee's employment with the Company or is required pursuant to court order, subpoena in a governmental proceeding, arbitration or pursuant to other process or requirement of law) any and all knowledge, information, developments, manufacturing and trade secrets, know-how and confidences of the Company or its business of which he has knowledge during the Employment Period, to the extent such matters have not previously been made public, are not thereafter made public, or do not otherwise become available to Employee from a third party not, to Employee's best knowledge, bound by any confidentiality agreement with the Company ("Confidential Information"). The phrase "made public" as used in this Agreement shall apply to matters within the domain of (a) the general public or
(b) the Company's industry. Employee agrees not to use such knowledge for his own benefit or for the benefit of others or, except as provided above, disclose any of such Confidential Information without the prior written consent of the Company, which consent shall make express reference to this Agreement.




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9.      NONINTERFERENCE

        Employee agrees that during the Employment Period and for a period of eighteen (18) months thereafter, he will not, except in furtherance of his employment with the Company or as a part of his duties as an officer of the Company, without the prior written consent of the Company, directly or indirectly solicit, induce or attempt to solicit or induce any employee, agent or other representative or associate of the Company to terminate its relationship with the Company or in any way interfere with such a relationship or a relationship between the Company and any of its suppliers or distributors.

10.     DISCLOSURE OF PROPRIETARY INTELLECTUAL PROPERTY

        10.1 Employee agrees that he will promptly disclose to the Company any and all improvements, discoveries, ideas, developments or inventions composing proprietary intellectual property which may be material to the operations and business of the Company (the "Improvements") which Improvements are made or conceived by Employee, acting alone or in conjunction with others, (a) during the Employment Period, or (b) to the extent the Improvements are specifically and directly related to the Company Products within three (3) years after the Employment Period, if such Improvement results from or was suggested by such employment. Employee shall not disclose any such Improvement to any person, except the Company and shall use all reasonable efforts to provide the Company written disclosure of such Improvements. Each such Improvement shall be the sole and exclusive property of and is hereby assigned to the Company. Employee agrees that, at the request of the Company, Employee will execute such applications, statements, assignments or other documents, furnish such information and data and take all such other action (including without limitation the giving of testimony) as the Company may from time to time reasonably request in order to obtain for the Company a registration or patent in the United States or any foreign country covering or pertaining to any such Improvement. The Company and Employee hereby acknowledge and agree that the obligations set forth in this
Section 10 do not apply to an Improvement for which no equipment, supplies, facility, copyright, patent or patent application, registration, information, or other intellectual property or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless (a) the Improvement relates (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the Improvement results from any work performed by Employee for the Company.

        10.2 Employee agrees to execute and be bound by the terms of the Company's Employee Confidentiality and Disclosure Agreement.




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11.     TERMINATION OF EMPLOYMENT

        11.1   EMPLOYMENT STATUS

        The Employee and the Company acknowledge that the employment of the Employee by the Company is "at will" and may be terminated by either the Employee or the Company at any time.

        11.2   EVENTS OF TERMINATION

               (a) Notwithstanding anything to the contrary contained herein, this Agreement shall terminate immediately and, except for the obligations of Employee set forth in Sections 8, 9, 10 and 11.3 hereof and the payment by the Company of all salary, expenses or benefits which may be earned but unpaid or unreimbursed (as the case may be) as of the date of termination which obligations shall survive such termination, all rights and obligations of the Company and Employee hereunder shall be completely null and void upon the earliest to occur of the following:

                      (i)    the death or total disability of Employee;

                      (ii) the termination of Employee's employment by the Company during the term of this Agreement; or

                      (iii) the voluntary termination by Employee of his employment with the Company during the term of this Agreement pursuant to Section 11.2(b) hereof.

               (b) Employee may terminate this Agreement in the event the Company fails or refuses to perform, or otherwise breaches (e.g., the departure of the CEO with or without cause), the provisions of this Agreement and the Company fails to cure such breach within thirty (30) days after receiving written notice from Employee describing such breach and specifically referring to this Section 11.2(b).

        11.3   EMPLOYEE'S RESPONSIBILITIES UPON TERMINATION

        Following any notice of termination, Employee shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of




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the Company and to the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

        11.4   EXCESS PARACHUTE LIMITATION

        If either the Company or the Employee receives confirmation from the Company's independent tax counsel or its certified public accounting firm, or such other accounting firm retained as independent certified public accountants for the Company (the "Tax Advisor"), that any payment by the Company to the Employee under this Agreement or otherwise would be considered to be an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the "Code"), then the aggregate payments by the Company pursuant to this Agreement shall be reduced to the highest amount that may be paid to the Employee by the Company under this Agreement without having any portion of any amount payable to the Employee by the Company or a related entity under this Agreement or otherwise treated as such an "excess parachute payment", and, if permitted by applicable law and without adverse tax consequence, such reduction shall be made to the last payment due hereunder. Any payments made by the Company to the Employee under this Agreement which are later confirmed by the Tax Advisor to be "excess parachute payments" shall be considered by all parties to have been a loan by the Company to the Employee, which loan shall be repaid by the Employee upon demand together with interest calculated at the lowest interest rate authorized for such loans under the Code without a requirement that further interest be imputed.

        11.5   DEFINITION OF TOTAL DISABILITY

        The term "total disability" as used herein shall mean Employee's inability to perform the duties set forth in Section 2 hereof for a period or periods aggregating 120 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee's control, unless Employee is granted a leave of absence by the Board of Directors of the Company. Employee and the Company hereby acknowledge that Employee's ability to perform the duties specified in Section 2 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective
(a) at the end of the calendar month in which Employee's death occurs or (b) immediately upon a determination by the Board of Directors of the Company of Employee's total disability, as defined herein.




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        11.6   NOTICE

        The term "Notice of Termination" shall mean at least 20 working days' written notice of termination of Employee's employment, during which period Employee's employment and performance of services will continue; provided, however, that the Company may, upon notice to Employee and without reducing Employee's compensation during such period, excuse Employee from any or all of his or her duties during such period. The effective date of the termination of Employee's employment hereunder shall be the date on which such 20-day period expires.

12.     TERMINATION PAYMENTS

        In the event of termination of the employment of Employee, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 12:

        12.1   TERMINATION BY THE COMPANY

        If the Company terminates Employee's employment prior to the end of the term of this Agreement, Employee shall be entitled to receive (a) termination payments equal to the amounts payable under Section 7 of the Agreement, (b) any unpaid annual base salary and any accrued vacation and deferred compensation (together with accrued interest or earnings thereon, if any) payable under the deferral plan, which has accrued for services already performed as of the date termination of Employee's employment becomes effective and (c) the acceleration of all unvested stock options.

        12.2   TERMINATION BY EMPLOYEE

        In the case of the termination of Employee's employment by Employee, Employee shall not be entitled to any payments hereunder, other than those set forth in clause (b) of Section 12.1 hereof.

        12.3   EXPIRATION OF TERM

        In the case of a termination of Employee's employment as a result of the expiration of the term of this Agreement, Employee shall not be entitled to receive any payments hereunder, other than those set forth in clause (b) of
Section 12.1 hereof.

        12.4   TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

        Concurrent with the commencement of Employee's employment hereunder, Employee and the Company shall enter into a Change of Control Agreement, a copy




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of which is attached hereto as Exhibit A. Notwithstanding Sections 12.1 and 12.2 of this Agreement and in full substitution therefor, if Employee's employment terminates under circumstances described in the Change of Control Agreement, Employee's rights upon termination will be governed by terms of the Change of Control Agreement and his right to termination payments under this Employment Agreement shall cease.

        12.5   PAYMENT SCHEDULE

        All payments under this Section 12 shall be made to Employee at the same interval as payments of salary were made to Employee immediately prior to termination.

13.     NOTICE AND CURE OF BREACH

        Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least twenty (20) working days' prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the 20-day period.

14.     FORM OF NOTICE

        All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

        If to Employee:        Zhongmin Wei
                               8230 NE 12th Court
                               Kirkland, WA  98034

        If to the Company:     Eden Bioscience Corporation
                               11816 North Creek Parkway North
                               Bothell, WA  98011




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        Copy to:               James R. Lisbakken
                               Perkins Coie
                               1201 Third Avenue, 40th Floor
                               Seattle, WA  98101-3099

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

15.     INTEGRATION

        This Agreement constitutes the entire agreement between Employee and the Company relating in any way to the employment of Employee by the Company, and supersedes all prior discussions, understandings and agreements between them with respect thereto.

16.     INVALID PROVISION

        The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, and the Agreement shall be construed in all other respect as if such invalid or unenforceable provisions were omitted. However, if any court should determine that the duration or any other feature of any restriction contained in Section 7 of this Agreement is unenforceable, it is the intention of the parties that the provisions of such Section as set forth herein shall not thereby be terminated, but shall be deemed amended to the extent required to render them valid and enforceable.

17.     ATTORNEYS' FEES

        In the event of a dispute arising out of the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

18.     BINDING EFFECT

        This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto, their heirs, executors, successors and assigns.

19.     GOVERNING LAW

        This Agreement and the parties' performance hereunder shall be governed by and interpreted under the laws of the State of Washington. Employee agrees to submit




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to the jurisdiction of the courts of the State of Washington, and that venue for any action arising out of this Agreement or the parties' performance hereunder may be laid in King County, Washington.

20.     AMENDMENTS

        Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties.

21.     ASSIGNMENT

        This Agreement is personal to Employee and shall not be assignable by Employee. The Company may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party or (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

22.     CONSENTS AND WAIVERS

        No consent or waiver, express or implied, by any party hereto to or of any breach or default by any other party in the performance by the others of their obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare the other parties in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waive or limit the need for such consent or approval in any other subsequent instance.

23.     CONSTRUCTION

        This Agreement has been submitted to the scrutiny of, and has been negotiated by, all parties hereto and their counsel, and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.




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24.     HEADINGS

        Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

25.     REMEDIES IN EQUITY

        The rights and remedies of the parties hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. The parties confirm that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agree that their respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy as well as at law or otherwise.

26.     ARBITRATION

        Any controversies or claims arising out of or relating to this Agreement or to employee's employment with the company shall be fully and finally settled by arbitration in the City of Seattle, Washington under Washington law and in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the AAA Rules), conducted by one arbitrator either mutually agreed upon by the company and the employee or chosen in accordance with the AAA rules.



                                        COMPANY:

                                        EDEN BIOSCIENCE CORPORATION,
                                        a Washington corporation



                                        By  /s/ Jerry L. Butler
                                          --------------------------------------

                                        Its President
                                            ------------------------------------


                                        EMPLOYEE:


                                        /s/ Zhongmin Wei
                                        ----------------------------------------
                                        Zhongmin Wei




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